UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-A/A

(Amendment No. 6)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE BRINK’S COMPANY

(Exact name of registrant as specified in its charter)

Virginia	54-1317776
(State of incorporation or organization)	(IRS employer identification no.)

1801 Bayberry Court P.O. Box 18100 Richmond, VA	23226-8100
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Pittston Brink’s Group Rights to Purchase Series A Participating Cumulative Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On September 25, 2007, the “Expiration Date” occurred under the Amended and Restated Rights Agreement, dated as of September 1, 2003, between The Brink’s Company (the “Company”) and American Stock Transfer & Trust Company (successor to Equiserve Trust Company, N.A.), as amended by Amendment No. 1 thereto, dated September 25, 2006, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”). As a result, the Rights Agreement and the rights issued thereunder expired by their own terms and each share of common stock, par value $1.00 per share, of the Company no longer is accompanied by a right to purchase, under certain circumstances, one one-thousandth of a share of Series A Participating Cumulative Preferred Stock of the Company. The terms of the Rights Agreement and the rights issued thereunder are described in the Company’s Registration Statement on Form 8-A filed on February 26, 1996, as amended on August 11, 1997, January 14, 2000, January 14, 2002, October 9, 2003 and September 25, 2006. Shareholders of the Company were not entitled to any payment as a result of the occurrence of the Expiration Date and the expiration of the rights.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 26, 2007	THE BRINK’S COMPANY

	By:	/s/ Austin F. Reed
Austin F. Reed
Vice President, General Counsel and Secretary

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